UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2017

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Calabasas Road, Suite 410, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer's telephone/facsimile numbers, including area code)

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 20, 2017, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 28, 2017, the record date, 85.90% or 9,562,234 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 5,974,626 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted For
Najeeb Ghauri	5,241,944	726,885	5,797	85%
Naeem Ghauri	3,628,020	2,340,809	5,797	60.78%
Shahid Burki	3,650,934	2,317,334	6,358	61.17%
Eugen Beckert	3,674,846	2,292,583	7,197	61.58%
Mark Caton	3,599,166	2,348,802	26,658	60.51%

2. Ratification of Appointment of Auditors

Squar Milner LLP. was appointed as Auditors for the Company for the fiscal year ended June 30, 2017. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
9,562,234	9,375,753	177,647	8,834	98.145%

3. Advisory Vote on the Compensation of the Named Executive Officers

The Company’s “say on pay” advisory vote was held seeking from shareholders, on an advisory basis, approval of overall compensation of the named executive officers. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
5,974,626	2,987,889	2,953,769	32,968	50.29%

4. Advisory Vote on the Frequency of Executive Compensation Vote

The Company sought an advisory vote on the frequency of the Company’s “say on pay” advisory vote. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	1 year	2 year	3 year	Abstain
5,974,626	5,265,076	23,310	539,302	149,938

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: June 21, 2017	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: June 21, 2017	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer